EXHIBIT 99.1

ePlus Reports Fourth Quarter and Fiscal Year 2023 Financial Results
Fourth Quarter Fiscal Year 2023

•	Net sales increased 9.0% to $492.2 million from last year’s quarter; technology segment net sales increased 15.2% to $483.2 million; service revenues increased 11.5% to $68.7 million.
•	Technology segment gross billings increased 17.6% to $733.1 million.
•	Consolidated gross profit increased 14.7% to $132.3 million.
•	Consolidated gross margin was 26.9%, up 140 basis points.
•	Net earnings increased 35.5% to $32.9 million.
•	Adjusted EBITDA increased 22.4% to $48.7 million.
•	Diluted earnings per share increased 35.2% to $1.23. Non-GAAP diluted earnings per share increased 34.7% to $1.36.

Fiscal Year 2023

•	Net sales increased 13.5% to $2,067.7 million; technology segment net sales increased 16.3% to $2,015.2 million; service revenues increased 9.9% to $264.4 million.
•	Technology segment gross billings increased 19.8% to $3,145.9 million.
•	Consolidated gross profit increased 12.3% to $517.5 million.
•	Consolidated gross margin was 25.0%, compared with 25.3% last year.
•	Net earnings increased 13.0% to $119.4 million.
•	Adjusted EBITDA increased 12.1% to $190.6 million.
•	Diluted earnings per share increased 14.0% to $4.48. Non-GAAP diluted earnings per share increased 14.4% to $5.02.

HERNDON, VA – May 24, 2023 – ePlus inc. (NASDAQ:  PLUS), a leading provider of technology and financing solutions, today announced financial results for the three months and fiscal year ended March 31, 2023.

Management Comment

“Our strong fourth quarter results concluded a solid fiscal year that highlighted the success of our growth strategy and our ability to meet our customers’ needs with innovative solutions despite persistent supply chain constraints,” said Mark Marron, president and chief executive officer of ePlus. “Fourth quarter net sales improved 9% and fiscal 2023 net sales advanced 13.5%, reflecting our strategic focus on serving higher-value and higher-growth end markets, such as cloud, security and collaboration.  Over the past year, we invested significantly in our people to expand our service offerings and build on our market position.  Even with these investments, we managed overall expenses efficiently and generated diluted earnings per share growth of 35% in the fourth quarter and 14% for fiscal 2023.  I am pleased with our financial performance and proud of our team’s consistent execution to achieve these results.”

Mr. Marron continued, “Earlier this month, we announced the acquisition of certain assets and liabilities of the Network Solutions Group (NSG) business unit of CCI Systems, Inc., a leading solutions provider to broadband Service Providers. This acquisition both complements our existing solutions offerings in the telecom market and expands our customer base nationwide. We believe this strategic acquisition will drive enhanced value and performance over time.”

Fourth Quarter Fiscal Year 2023 Results

For the fourth quarter ended March 31, 2023, as compared to the fourth quarter of the prior fiscal year ended March 31, 2022:

Consolidated net sales increased 9.0% to $492.2 million, from $451.5 million.

Technology segment net sales increased 15.2% to $483.2 million, from $419.4 million primarily due to an increase in sales to customers in the technology and SLED end markets.   Service revenues increased 11.5% to $68.7 million, from $61.6 million due to increases in professional services and managed services.  Gross billings increased 17.6% to $733.1 million from $623.6 million.  Gross billings is an operational metric defined as the total dollar value of customer purchases of goods and services including shipping charges during the period, net of customer returns and credit memos, sales, or other taxes.

Financing segment net sales decreased 72.1% to $9.0 million, from $32.1 million and cost of goods sold was lower by $18.6 million, both due to a decline in sales of leased equipment. Gross profit in the financing segment was lower by $4.6 million due to lower sales of leased equipment and lower transactional gains.

Consolidated gross profit increased 14.7% to $132.3 million, from $115.4 million. Consolidated gross margin was 26.9%, up from 25.5% last year due to higher margins from sales of product and services in our technology segment.

Operating expenses were $89.9 million, up 11.2% from $80.9 million last year, primarily due to increases in salaries and benefits, variable compensation stemming from higher gross profit, professional fees, software license and maintenance, and travel expenses, partially offset by changes in allowance for credit losses.  Our headcount at the end of the quarter was 1,754, up 177 from a year ago, partially due to the Future Com acquisition on July 15, 2022. Of the 177 additional employees, 140 were customer facing employees, including 84 professional services and technical support personnel due to demand for our services.

Consolidated operating income increased 23.0% to $42.4 million.

Our effective tax rate for the current quarter was 22.4%, lower than the prior year quarter of 29.6%, due to lower than forecasted non-deductible expenses, increased benefits from foreign sales along with favorable state return to provision adjustments.

Net earnings increased 35.5% to $32.9 million.

Adjusted EBITDA increased 22.4% to $48.7 million.

Diluted earnings per share was $1.23, compared with $0.91 in the prior year quarter. Non-GAAP diluted earnings per share was $1.36, compared with $1.01 last year.

Fiscal Year 2023 Results

For the fiscal year ended March 31, 2023, as compared to the prior fiscal year ended March 31, 2022:

Consolidated net sales increased 13.5% to $2,067.7 million, from $1,821.0 million.

Technology segment net sales increased 16.3% to $2,015.2 million, from $1,733.0 million primarily due to an increase in sales to customers in the technology and SLED end markets.  Service revenues increased 9.9% to $264.4 million, from $240.6 million due to increases in professional services and managed services.  Gross billings was $3,145.9 million, an increase of 19.8% from $2,625.7 million.

Financing segment net sales decreased 40.4% to $52.5 million, from $88.0 million, and cost of sales was $9.4 million, 73.1% lower than the prior year, both primarily due to fewer early lease buyouts and a decline in sales of leased equipment.   Gross profit in the financing segment decreased $9.8 million due to lower sales of leased equipment, transactional gains and portfolio earnings.

Consolidated gross profit increased 12.3% to $517.5 million, from $461.0 million. Consolidated gross margin was 25.0%, overall consistent with the consolidated gross margin of 25.3% last year, as higher product margins were offset by lower service margins.

Operating expenses were $351.4 million, up 12.0% from $313.7 million last year, primarily due to increases in variable compensation stemming from higher gross profit, salaries and benefits, professional fees, advertising and marketing, software license and maintenance, travel expenses, and changes in allowance for credit losses.

Consolidated operating income increased 12.8% to $166.2 million. During fiscal year 2023, we incurred foreign currency transaction losses of $5.4 million, which was partially offset by $1.9 million related to our receipt of funds resulting from our claim in a class action lawsuit.

Our effective tax rate for the current year period was 26.8%, lower than last year’s 28.1%, due to lower than forecasted non-deductible expenses, increased benefits from foreign sales along with favorable state return to provision adjustments.

Net earnings increased 13.0% to $119.4 million.

Adjusted EBITDA increased 12.1% to $190.6 million.

Diluted earnings per share was $4.48, compared with $3.93 in the prior year. Non-GAAP diluted earnings per share was $5.02, compared with $4.39 last year.

Balance Sheet Highlights

As of March 31, 2023, ePlus had cash and cash equivalents of $103.1 million, compared with $155.4 million as of March 31, 2022.  Inventory, which represents equipment ordered by customers but not yet delivered, increased 56.9% to $243.3 million from March 31, 2022 due to ongoing projects with customers coupled with continued supply chain constraints. Total stockholders’ equity was $782.3 million, compared with $660.7 million as of March 31, 2022.  Total shares outstanding were 26.9 million on both March 31, 2023 and March 31, 2022.

Summary and Outlook

“ePlus achieved solid sales and earnings growth in fiscal 2023, driven by the outstanding performance of our team, the strength of our competitive positioning and our expanded breadth of offerings. Supported by our extensive vendor network, we continued to deliver transformative solutions that enabled our more than 4,300 customers to realize their technology goals and progress on their long-term IT strategies.”

Mr. Marron concluded, “Despite an uncertain economic environment, we have a resilient business model and the capabilities to deliver cost effective technology solutions for our customers.  With IT spending still focused on solutions that drive growth, continue digital transformation, generate efficiencies, and strengthen cybersecurity, we believe our portfolio is strongly aligned with our customers’ needs.  We remain committed to building long-term stakeholder value through consistent execution of our growth strategy both organically and through acquisitions and generating further operational efficiencies.”

Recent Corporate Developments/Recognitions

In the month of April:
o	Renewed Cisco Advanced Customer Experience Specialization.
o	Announced a new share repurchase program of up to one million shares.
In the month of March:
o	Achieved inclusion on the CRN Tech Elite 250 List for tenth year.
o	Announced the expansion of ePlus’ credit facility.
o	Announced the launch of ePlus Automated Virtual Assistant for Collaboration Spaces.
In the month of February:
o	Recognized on CRN’s 2023 Managed Service Provider 500 List in the Elite 150 category.
o	Announced Cloud Hosted Services Powered by VMware Cloud on AWS.

Conference Call Information

ePlus will hold a conference call and webcast at 4:30 p.m. ET on May 24, 2023:

Audio Webcast (Live & Replay): https://events.q4inc.com/attendee/484026067
Live Call:	(888) 330-2469 (toll-free/domestic)
(240) 789-2740 (international)
Replay:	(800) 770- 2030 (toll-free/domestic) or
(647) 362-9199 (international)
Passcode:	5403833 (live call and replay)

A replay of the call will be available approximately two hours after the call through May 31, 2023. A transcript of the call will also be available on the ePlus Investor Relations website at https://www.eplus.com/investors.

About ePlus inc.

ePlus has an unwavering and relentless focus on leveraging technology to create inspired and transformative business outcomes for its customers. Offering a robust portfolio of solutions, as well as a full set of consultative and managed services across the technology spectrum, ePlus has proudly achieved more than 30 years of success in the business, carrying customers forward through adversity, rapidly changing environments, and other obstacles. ePlus is a trusted advisor, bringing expertise, credentials, talent and a thorough understanding of innovative technologies, spanning security, cloud, data center, networking, collaboration and emerging solutions, to organizations across all industry segments. With complete lifecycle management services and flexible payment solutions, ePlus’ more than 1,700 associates are focused on cultivating positive customer experiences and are dedicated to their craft, harnessing new knowledge while applying decades of proven experience. ePlus is headquartered in Virginia, with offices in the United States, UK, Europe, and Asia‐Pacific. For more information, visit www.eplus.com, call 888-482-1122, or email info@eplus.com.  Connect with ePlus on LinkedIn, Twitter, Facebook, and Instagram.
ePlus, Where Technology Means More®.

ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries.  The names of other companies and products mentioned herein may be the trademarks of their respective owners.

Forward-looking statements

Statements in this press release that are not historical facts may be deemed to be “forward-looking statements.”  Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, ongoing remote work trends, and the increase in cybersecurity attacks that have occurred while employees work remotely; national and international political instability fostering uncertainty and volatility in the global economy including exposure to fluctuation in foreign currency rates, interest rates, and  inflation, including increases in our costs and our ability to increase prices to our customers which may result in adverse changes in our gross profit; the possibility of a reduction of vendor incentives provided to us; significant and rapid inflation may cause price, wage, and interest rate increases, as well as increases in operating costs which may impact the arrangements that have pricing commitments over the term of the agreement; our ability to identify acquisition candidates, or perform sufficient due diligence prior to completing an acquisition, or failure to integrate a completed acquisition may affect our earnings; supply chain issues, including a shortage of IT products, may increase our costs or cause a delay in fulfilling customer orders, or increase our need for working capital, or completing professional services, or purchasing IT products or services needed to support our internal infrastructure or operations, resulting in an adverse impact on our financial results; significant adverse changes in, reductions in, or loss of one or more of our larger volume customers or vendors; a possible decrease in the capital spending budgets of our customers or a decrease in purchases from us; our ability to raise capital, maintain or increase as needed our lines of credit with vendors or floor planning facility, or obtain debt for our financing transactions or the effect of those changes on our common stock price; our ability to implement comprehensive plans for the integration of sales forces, cost containment, asset rationalization, systems integration and other key strategies; our ability to secure our own and our customers’ electronic and other confidential information, while maintaining compliance with evolving data privacy and regulatory laws and regulations; our ability to remain secure during a cybersecurity attack, including both disruptions in our or our vendors’ IT systems and data and audio communication networks; our reliance on third parties to perform some of our service obligations to our customers, and the reliance on a small number of key vendors in our supply chain with whom we do not have long-term supply agreements, guaranteed price agreements, or assurance of stock availability; changes in the IT industry and/or rapid changes in product offerings, including the proliferation of the cloud, infrastructure as a service, software as a service and platform as a service; maintaining and increasing advanced professional services by recruiting and retaining highly skilled, competent personnel and vendor certifications; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission.  All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information.

Contact:
Kleyton Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150

ePlus inc. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	March 31, 2023	March 31, 2022
ASSETS

Current assets:
Cash and cash equivalents	$103,093	$155,378
Accounts receivable—trade, net	504,122	430,380
Accounts receivable—other, net	55,508	48,673
Inventories	243,286	155,060
Financing receivables—net, current	89,829	61,492
Deferred costs	44,191	32,555
Other current assets	55,101	13,944
Total current assets	1,095,130	897,482

Financing receivables and operating leases—net	84,417	64,292
Deferred tax asset	3,682	5,050
Property, equipment and other assets	70,447	45,586
Goodwill	136,105	126,543
Other intangible assets—net	25,045	27,250
TOTAL ASSETS	$1,414,826	$1,166,203

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Current liabilities:
Accounts payable	$220,159	$136,161
Accounts payable—floor plan	134,615	145,323
Salaries and commissions payable	37,336	39,602
Deferred revenue	114,028	86,469
Recourse notes payable—current	5,997	7,316
Non-recourse notes payable—current	24,819	17,070
Other current liabilities	24,372	28,095
Total current liabilities	561,326	460,036

Recourse notes payable—long-term	-	5,792
Non-recourse notes payable—long-term	9,522	4,108
Deferred tax liability	715	-
Other liabilities	60,998	35,529
TOTAL LIABILITIES	632,561	505,465

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $0.01 per share par value; 2,000 shares authorized; none outstanding	-	-
Common stock, $0.01 per share par value; 50,000 shares authorized; 26,905 outstanding at March 31, 2023 and 26,886 outstanding at March 31, 2022	272	270
Additional paid-in capital	167,303	159,480
Treasury stock, at cost, 261 shares at March 31, 2023 and 130 shares at March 31, 2022	(14,080)	(6,734)
Retained earnings	627,202	507,846
Accumulated other comprehensive income—foreign currency translation adjustment	1,568	(124)
Total Stockholders' Equity	782,265	660,738
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,414,826	$1,166,203

ePlus inc. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended March 31,		Year Ended March 31,
	2023	2022	2023	2022

Net sales
Product	$423,462	$389,870	$1,803,275	$1,580,394
Services	68,715	61,649	264,443	240,625
Total	492,177	451,519	2,067,718	1,821,019

Cost of sales
Product	317,148	296,277	1,379,500	1,210,943
Services	42,704	39,891	170,694	149,094
Total	359,852	336,168	1,550,194	1,360,037

Gross profit	132,325	115,351	517,524	460,982

Selling, general, and administrative	85,319	76,964	333,520	297,117
Depreciation and amortization	3,322	3,270	13,709	14,646
Interest and financing costs	1,270	641	4,133	1,903
Operating expenses	89,911	80,875	351,362	313,666

Operating income	42,414	34,476	166,162	147,316

Other income (expense), net	(76)	(55)	(3,188)	(432)

Earnings before taxes	42,338	34,421	162,974	146,884

Provision for income taxes	9,484	10,176	43,618	41,284

Net earnings	$32,854	$24,245	$119,356	$105,600

Net earnings per common share—basic	$1.24	$0.91	$4.49	$3.96
Net earnings per common share—diluted	$1.23	$0.91	$4.48	$3.93

Weighted average common shares outstanding—basic	26,593	26,553	26,569	26,638
Weighted average common shares outstanding—diluted	26,702	26,703	26,654	26,866

Technology Segment
	Three Months Ended March 31,			Year Ended March 31,
	2023	2022	Change	2023	2022	Change
	(in thousands)			(in thousands)

Net sales
Product	$414,493	$357,753	15.9%	$1,750,802	$1,492,411	17.3%
Services	68,715	61,649	11.5%	264,443	240,625	9.9%
Total	483,208	419,402	15.2%	2,015,245	1,733,036	16.3%

Cost of sales
Product	315,794	276,352	14.3%	1,370,061	1,175,789	16.5%
Services	42,704	39,891	7.1%	170,694	149,094	14.5%
Total	358,498	316,243	13.4%	1,540,755	1,324,883	16.3%

Gross profit	124,710	103,159	20.9%	474,490	408,153	16.3%

Selling, general, and administrative	82,738	73,321	12.8%	317,885	283,690	12.1%
Depreciation and amortization	3,294	3,243	1.6%	13,598	14,535	(6.4%)
Interest and financing costs	780	235	231.9%	2,897	928	212.2%
Operating expenses	86,812	76,799	13.0%	334,380	299,153	11.8%

Operating income	$37,898	$26,360	43.8%	$140,110	$109,000	28.5%
Gross billings	$733,085	$623,558	17.6%	$3,145,888	$2,625,749	19.8%
Adjusted EBITDA	$44,049	$31,542	39.7%	$164,184	$131,353	25.0%

Technology Segment Net Sales by Customer End Market
	Year Ended March 31,
	2023	2022	Change
	(in thousands)
Telecom, Media & Entertainment	$532,921	$502,408	6.1%
Technology	393,594	250,485	57.1%
SLED	290,624	241,769	20.2%
Healthcare	274,936	270,481	1.6%
Financial Services	156,257	155,160	0.7%
All others	366,913	312,733	17.3%
Total	$2,015,245	$1,733,036	16.3%

Financing Segment
	Three Months Ended March 31,			Year Ended March 31,
	2023	2022	Change	2023	2022	Change
	(in thousands)			(in thousands)

Net sales	$8,969	$32,117	(72.1%)	$52,473	$87,983	(40.4%)
Cost of sales	1,354	19,925	(93.2%)	9,439	35,154	(73.1%)
Gross profit	7,615	12,192	(37.5%)	43,034	52,829	(18.5%)

Selling, general, and administrative	2,581	3,643	(29.2%)	15,635	13,427	16.4%
Depreciation and amortization	28	27	3.7%	111	111	0.0%
Interest and financing costs	490	406	20.7%	1,236	975	26.8%
Operating expenses	3,099	4,076	(24.0%)	16,982	14,513	17.0%

Operating income	$4,516	8,116	(44.4%)	$26,052	$38,316	(32.0%)
Adjusted EBITDA	$4,610	8,198	(43.8%)	$26,408	$38,651	(31.7%)

ePlus inc. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP INFORMATION

We included reconciliations below for the following non-GAAP financial measures: (i) Adjusted EBITDA, (ii) Segment Adjusted EBITDA, (iii) non-GAAP Net Earnings and (iv) non-GAAP Net Earnings per Common Share - Diluted.

We define adjusted EBITDA as net earnings calculated in accordance with GAAP, adjusted for the following: interest expense, depreciation and amortization, share based compensation, acquisition and integration expense, provision for income taxes, and other income (expense). Segment adjusted EBITDA is defined as operating income calculated in accordance with GAAP, adjusted for interest expense, share based compensation, acquisition and integration expenses, and depreciation and amortization. We consider the interest on notes payable from our financing segment and depreciation expense presented within cost of sales, which includes depreciation on assets financed as operating leases, to be operating expenses.

Non-GAAP net earnings and non-GAAP net earnings per common share – diluted are based on net earnings calculated in accordance with GAAP, adjusted to exclude other income (expense), share based compensation, and acquisition related amortization expense, and the related tax effects.

We use the above non-GAAP financial measures as supplemental measures of our performance to gain insight into our operating performance and performance trends. We believe that such non-GAAP financial measures provide management and investors a useful measure for period-to-period comparisons of our business and operating results by excluding items that management believes are not reflective of our underlying operating performance. Accordingly, we believe that such non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results.

Our use of non-GAAP information as analytical tools has limitations, and you should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies, including companies in our industry, might calculate adjusted EBITDA, non-GAAP net earnings and non-GAAP net earnings per common share or similarly titled measures differently, which may reduce their usefulness as comparative measures.

	Three Months Ended March 31,		Year Ended March 31,
	2023	2022	2023	2022
	(in thousands)
Consolidated

Net earnings	$32,854	$24,245	$119,356	$105,600
Provision for income taxes	9,484	10,176	43,618	41,284
Depreciation and amortization [1]	3,322	3,270	13,709	14,646
Share based compensation	2,143	1,759	7,824	7,114
Interest and financing costs	780	235	2,897	928
Other expense, net [2]	76	55	3,188	432
Adjusted EBITDA	$48,659	$39,740	$190,592	$170,004

	Three Months Ended March 31,		Year Ended March 31,
	2023	2022	2023	2022
	(in thousands)
Technology Segment
Operating income	$37,898	$26,360	$140,110	$109,000
Depreciation and amortization [1]	3,294	3,243	13,598	14,535
Share based compensation	2,077	1,704	7,579	6,890
Interest and financing costs	780	235	2,897	928
Adjusted EBITDA	$44,049	$31,542	$164,184	$131,353

Financing Segment
Operating income	$4,516	$8,116	$26,052	$38,316
Depreciation and amortization [1]	28	27	111	111
Share based compensation	66	55	245	224
Adjusted EBITDA	$4,610	$8,198	$26,408	$38,651

	Three Months Ended March 31,		Year Ended March 31,
	2023	2022	2023	2022
	(in thousands)
GAAP: Earnings before taxes	$42,338	$34,421	$162,974	$146,884
Share based compensation	2,143	$1,759	7,824	7,114
Acquisition related amortization expense [3]	2,229	2,218	9,411	10,072
Other expense, net [2]	76	55	3,188	432
Non-GAAP: Earnings before provision for income taxes	46,786	38,453	183,397	164,502

GAAP: Provision for income taxes	9,484	10,176	43,618	41,284
Share based compensation	480	520	2,104	2,014
Acquisition related amortization expense [3]	497	647	2,527	2,803
Other expense, net [2]	17	16	950	120
Tax benefit (expense) on restricted stock	-	-	267	317
Non-GAAP: Provision for income taxes	10,478	11,359	49,466	46,538

Non-GAAP: Net earnings	$36,308	$27,094	$133,931	$117,964

	Three Months Ended March 31,		Year Ended March 31,
	2023	2022	2023	2022

GAAP: Net earnings per common share – diluted	$1.23	$0.91	$4.48	$3.93

Share based compensation	0.07	0.05	0.21	0.20
Acquisition related amortization expense [3]	0.06	0.05	0.26	0.26
Other expense, net [2]	-	-	0.08	0.01
Tax benefit (expense) on restricted stock	-	-	(0.01)	(0.01)
Total non-GAAP adjustments – net of tax	0.13	0.10	0.54	0.46

Non-GAAP: Net earnings per common share – diluted	$1.36	$1.01	$5.02	$4.39

[1] Amount consists of depreciation and amortization for assets used internally.
[2] Legal settlement, interest income and foreign currency transaction gains and losses.
[3] Amount consists of amortization of intangible assets from acquired businesses.